Exhibit 99.1

Date: July 18, 2013	NEWS RELEASE
Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000
Contact: James M. Farrell

HUBBELL REPORTS SECOND QUARTER RESULTS;

NET SALES OF $801.3 MILLION AND EARNINGS PER DILUTED SHARE OF $1.37

SHELTON, CT. (July 18, 2013) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2013.

Net sales in the second quarter of 2013 were $801.3 million, an increase of 3% compared to the $778.4 million reported in the second quarter of 2012. Operating income was $132.1 million, or 16.5% of net sales, compared to $124.5 million, or 16.0% of net sales, for the comparable period of 2012. Net income in the second quarter of 2013 was $82.1 million versus $77.5 million reported in the second quarter of 2012. Earnings per diluted share were $1.37 in the second quarter of 2013 compared to $1.29 reported in the second quarter of 2012. Free cash flow (defined as cash flow from operations less capital expenditures) was $52.8 million in the second quarter of 2013 versus $49.9 million reported in the comparable period of 2012.

For the first six months of 2013 net sales were $1.5 billion, an increase of 3% compared to the same period last year. Operating income was $229.8 million, or 14.9% of net sales, compared to $226.2 million, or 15.1% of net sales, for the comparable period of 2012. Net income in the first six months of 2013 was $148.0 million, an increase of 5% compared to the $140.7 million reported in the first six months of 2012. Earnings per diluted share were $2.47, or 6% above the $2.34 reported for the comparable period of 2012. Free cash flow was $82.5 million compared to $83.6 million reported in the first six months of 2012.

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OPERATIONS REVIEW

David G. Nord, President and Chief Executive Officer, said, “I am pleased with our performance in the quarter which included both higher sales and operating margin compared to 2012. The sales increase was due to the impact of acquisitions while our base business was in line with last year’s strong results. From a profitability perspective, we were able to expand our operating margin by fifty basis points despite incurring costs associated with facility consolidations in our Power segment. I am also pleased to announce that we completed the acquisition of Connector Manufacturing Company during the second quarter. CMC manufactures high quality mechanical and compression connectors and has been added to our Electrical segment.”

Mr. Nord continued “The macroeconomic environment in the second quarter modestly improved from the beginning of the year. U.S. non-residential activity benefitted from higher levels of renovation projects, particularly for our lighting businesses. North American electrical utility demand was below the prior year which benefitted from unusually strong spending due to favorable weather conditions and high levels of transmission project activity. Demand for our industrial businesses was mixed while the residential markets remained strong.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on second quarter results in 2013 and 2012.

Electrical segment net sales in the second quarter of 2013 increased 5% to $564.5 million compared to $536.3 million reported in the second quarter of 2012. The increase was primarily due to acquisitions which contributed 3% to sales in the quarter. Organic volume increased due to higher shipments of lighting products partially offset by weaker industrial demand, most notably in high voltage test equipment. Compared to the second quarter of 2012, operating income increased 9% to $88.9 million, or 15.7% of net sales. The increase in operating income was primarily due to the benefit of pricing and material costs while productivity offset all other cost increases.

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Hubbell’s Power segment net sales in the second quarter of 2013 were $236.8 million compared to $242.1 million reported in the second quarter of 2012. The decrease was primarily due to lower levels of project related transmission spending and weaker distribution sales partially offset by the favorable impact of an acquisition. Compared to the second quarter of 2012, operating income declined slightly to $43.2 million. Operating margin in the second quarter of 2013 was 18.2% compared to 17.9% reported in the comparable period of 2012. The increase in operating margin was primarily due to a favorable product mix partially offset by facility consolidation costs.

SUMMARY & OUTLOOK

Mr. Nord commented, “Looking to our full year outlook for 2013, we expect overall sales to increase in the 4 to 6% range and operating margin to expand approximately 30 basis points. The sales outlook has increased slightly due to the impact of our recent acquisition. From a profitability perspective, the impact of our acquisition activity will slightly mute the level of operating margin improvement.”

Mr. Nord concluded, “The first half results were largely in line with expectations and we now turn our attention to navigating through the second half of the year where we will be focused on integrating our recent acquisitions and driving margin improvement. Our financial position remains strong and we plan to continue deploying our capital in value creating ways. I am encouraged that the investments we have made in productivity programs and business development have translated into increased profitability.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2012.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net Sales	$801.3	$778.4	$1,541.4	$1,502.2
Cost of goods sold	529.3	518.6	1,033.1	1,008.3

Gross Profit	272.0	259.8	508.3	493.9
Selling & administrative expenses	139.9	135.3	278.5	267.7

Operating income	132.1	124.5	229.8	226.2
Operating income as a % of Net sales	16.5%	16.0%	14.9%	15.1%
Interest expense, net	(7.3)	(7.1)	(14.6)	(14.3)
Other expense, net	(2.0)	(1.3)	(1.2)	(1.2)

Total other expense, net	(9.3)	(8.4)	(15.8)	(15.5)
Income before income taxes	122.8	116.1	214.0	210.7
Provision for income taxes	39.8	38.1	64.2	69.1

Net income	$83.0	$78.0	$149.8	$141.6
Less: Net income attributable to noncontrolling interest	0.9	0.5	1.8	0.9

Net income attributable to Hubbell	$82.1	$77.5	$148.0	$140.7

Earnings Per Share:
Basic	$1.38	$1.31	$2.49	$2.37
Diluted	$1.37	$1.29	$2.47	$2.34
Cash dividends per common share	$0.45	$0.41	$0.90	$0.82

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$586.6	$645.0
Short-term investments	7.0	8.8
Accounts receivable, net	468.8	405.2
Inventories, net	384.7	341.7
Deferred taxes and other	57.7	55.5

TOTAL CURRENT ASSETS	1,504.8	1,456.2
Property, plant and equipment, net	370.0	364.7
Investments	39.5	36.7
Goodwill	794.5	755.5
Intangible assets, net	293.0	288.1
Other long-term assets	39.2	45.8

TOTAL ASSETS	$3,041.0	$2,947.0

LIABILITIES AND EQUITY
Accounts payable	$245.4	$213.1
Accrued salaries, wages and employee benefits	55.0	75.4
Accrued insurance	44.0	39.6
Other accrued liabilities	108.0	119.3

TOTAL CURRENT LIABILITIES	452.4	447.4
Long-term debt	596.9	596.7
Other non-current liabilities	248.2	235.0

TOTAL LIABILITIES	1,297.5	1,279.1
Hubbell Shareholders’ Equity	1,735.7	1,661.2
Noncontrolling interest	7.8	6.7

TOTAL EQUITY	1,743.5	1,667.9

TOTAL LIABILITIES AND EQUITY	$3,041.0	$2,947.0

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30
	2013	2012
Cash Flows From Operating Activities
Net income attributable to Hubbell	$148.0	$140.7
Depreciation and amortization	34.4	33.0
Stock-based compensation expense	5.7	5.3
Deferred income taxes	7.8	6.8
Changes in working capital	(90.2)	(76.1)
Contributions to defined benefit pension plans	(1.9)	(6.3)
Other, net	4.7	1.2

Net cash provided by operating activities	108.5	104.6

Cash Flows From Investing Activities
Capital expenditures	(26.0)	(21.0)
Acquisition of businesses, net of cash acquired	(81.7)	(53.0)
Net change in investments	(1.1)	2.1
Other, net	4.0	6.3

Net cash used in investing activities	(104.8)	(65.6)

Cash Flows From Financing Activities
Short-term debt repayments, net	—	(2.7)
Payment of dividends	(53.3)	(46.9)
Repurchase of common shares	(6.5)	(42.1)
Proceeds from exercise of stock options	1.1	19.8
Other, net	5.0	8.8

Net cash used in financing activities	(53.7)	(63.1)

Effect of foreign exchange rate changes on cash and cash equivalents	(8.4)	(0.9)

Decrease in cash and cash equivalents	(58.4)	(25.0)
Cash and cash equivalents
Beginning of period	645.0	569.6

End of period	$586.6	$544.6

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Net Sales
Electrical	$564.5	$536.3	$1,079.8	$1,041.4
Power	236.8	242.1	461.6	460.8

Total Net Sales	$801.3	$778.4	$1,541.4	$1,502.2

Operating Income
Electrical	$88.9	$81.2	$150.5	$145.0
Power	43.2	43.3	79.3	81.2

Total Operating Income	$132.1	$124.5	$229.8	$226.2

Operating Income as a % of Net Sales
Electrical	15.7%	15.1%	13.9%	13.9%
Power	18.2%	17.9%	17.2%	17.6%
Total	16.5%	16.0%	14.9%	15.1%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Numerator:
Net income attributable to Hubbell	$82.1	$77.5	$148.0	$140.7
Less: Earnings allocated to participating securities	0.3	0.3	0.5	0.5

Net income available to common shareholders	$81.8	$77.2	$147.5	$140.2
Denominator:
Average number of common shares outstanding	59.1	59.1	59.1	59.2
Potential dilutive shares	0.5	0.6	0.5	0.6

Average number of diluted shares outstanding	59.6	59.7	59.6	59.8

Earnings per Share:
Basic	$1.38	$1.31	$2.49	$2.37
Diluted	$1.37	$1.29	$2.47	$2.34

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2013	December 31, 2012
Total Debt	$596.9	$596.7
Total Hubbell’s Shareholders’ Equity	1,735.7	1,661.2

Total Capital	$2,332.6	$2,257.9

Total Debt to Total Capital	26%	26%
Total Debt	$596.9	$596.7
Less: Cash and cash equivalents	(586.6)	(645.0)
Investments	(46.5)	(45.5)

Net Debt	$(36.2)	$(93.8)

Net Debt to Total Capital	(2%)	(4%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Six Months Ended June 30
	2013	2012
Net cash provided by operating activities	$108.5	$104.6
Less: Capital Expenditures	(26.0)	(21.0)

Free cash flow	$82.5	$83.6

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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